UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
November 1, 2005
Date of Report (Date of earliest event reported)
AMH HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	333-115543 (Commission File Number)	16-1693178 (IRS Employer Identification No.)
3773 State Road
Cuyahoga Falls, Ohio 44223
(Address of Principal Executive Offices)
(330) 929-1811
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
(b) On November 1, 2005, Simon C. Moore resigned as a director of Associated Materials Incorporated (“AMI”), AMH Holdings, Inc. (“AMH”), the indirect parent company of AMI, and AMH Holdings II, Inc. (“AMH II”), the direct parent company of AMH (collectively, the “Company”). Mr. Moore resigned as director due to his resignation from Investcorp S.A (“Investcorp”). Through its affiliates, Investcorp maintains beneficial ownership of 500,000 shares of AMH II’s Class A convertible preferred stock, representing a 50% voting interest in AMH II. Mr. Moore’s resignation was not the result of any disagreement with the Company, known to an executive officer of the Company, on any matter relating to the Company’s operations, policies or practices. At the time of his resignation, Mr. Moore was the Chairman of the Company’s Audit Committee.
(d) On November 2, 2005, the Company’s Board of Directors elected Thomas Sullivan as a director. Mr. Sullivan is a Managing Director with the New York office of Investcorp. Pursuant to the AMH II Stockholders Agreement dated as of December 22, 2004, Investcorp has the right to designate three of the seven members of the Board of Directors of the Company. Investcorp has designated Mr. Sullivan to replace Mr. Moore. Mr. Sullivan will also succeed Mr. Moore as Chairman of the Company’s Audit Committee.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMH HOLDINGS, INC.
DATE: November 3, 2005	By:	/s/ D. Keith LaVanway
D. Keith LaVanway
Vice President – Finance, Chief Financial Officer, Treasurer and Secretary